EXHIBIT 99(a)


55 Technology Way
West Greenwich, Rhode Island 02817 USA
Telephone: 401 392-1000
Fax: 401 392-1234


For Immediate Release                                Contact:  Robert K. Vincent
November 16, 2004                                              Public Affairs
                                                               GTECH Corporation
                                                               401-392-7452

                  GTECH HOLDINGS CORPORATION ANNOUNCES PRICING
                            OF SENIOR NOTES OFFERING

WEST GREENWICH, RI - (November 16, 2004) - GTECH Holdings Corporation (NYSE:GTK) today announced that it has agreed to sell $150 million of 4.5% senior notes due 2009 and $150 million of 5.25% senior notes due 2014, for aggregate proceeds of approximately $300 million. GTECH intends to use the proceeds from the offering for general corporate purposes, which may include funding potential future acquisitions.

The notes and related guarantees have not been registered under the Securities Act of 1933, or any state securities laws. Accordingly, the notes will be sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, and outside the United States in accordance with Regulation S under the Securities Act of 1933.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Certain statements contained in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The Company identifies forward looking statements by words such as "may," "will," "should," "could," "expect," "plan," "anticipate," "intend," "believe," "estimate," "continue," or similar words that refer to the future. Such statements include, without limitation, statements relating to the Company's anticipated completion of the note offering and its anticipated use of proceeds there from. Such statements also include statements relating to the prospects and financial outlook for the Company, which reflect management assumptions regarding: (i) the future prospects for and stability of the lottery industry and other businesses in which the Company is engaged or expects to be engaged, (ii) the future operating and financial performance of the Company (including, without limitation, expected future growth in revenues, profit margins and earnings per share), and
(iii) the ability of the Company to retain existing business and to obtain and retain new business. Such forward looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements. These risks and uncertainties include, but are not limited to, those set forth above, in the Company's subsequent press releases and on reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission.

                                       ooo

GTECH, a leading global information technology company with over $1 billion in revenues and more than 5,400 people in over 50 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company's core market is the lottery industry, with a growing presence in commercial gaming technology and financial services transaction processing.

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